EXHIBIT 99.1

SAMSUNG LCD Business and PureDepth Sign
Agreement to Evaluate Mobile Markets

REDWOOD SHORES, Calif., November 9, 2007 - PureDepthTM, Inc. (OTC: PDEP), a global leader in next-generation display technologies and the pioneer of multi-layer display technology, today announced that it has signed a prototype and evaluation agreement with Samsung Electronics Corporation (KSE:005930), under which the Samsung LCD Business will work with PureDepth to develop and evaluate prototypes using Multi-Layer Display (MLDTM) enabled products targeting the mobile phone and smart handheld devices markets.

"We believe that this agreement with Samsung reflects the potential of PureDepth’s MLD technology, including the consumer mobile mass market," said Thomas L. Marcus, CEO of PureDepth. "We are delighted to be working with Samsung in order to evaluate the mobile market, and excited about the prospect of expanding our current relationship with Samsung with our MLD technology."

The agreement gives the Samsung LCD Business access to PureDepth’s MLD technology to incorporate it into its mobile and handheld platforms for prototype and evaluation purposes.

PureDepth technology is an LCD layered, multi-dimensional (using real depth between two or more LCD panels) viewing innovation that enables users to simultaneously view two separate fields of data on one monitor. By overlaying two more separate image planes within a single monitor, PureDepth technology provides true depth of vision that significantly enhances the visual experience with faster response to time-critical data and better assimilation and comprehension of data of any kind.

Media Contact: Zac Rivera	Investor Relations Contact: Ashton Partner

zrivera@maloneyfox.com	investorrelations@puredepth.com
646-356-8312	650-361-0480

About PureDepth
PureDepth (www.puredepth.com) is an innovative technology company transforming the visual display experience by delivering award-winning MLD technology.  Backed by 49 approved patents and over 80 pending patents, this breakthrough in visualization is the first display technology that provides Actual Depth™. The Company has a sales, marketing and distribution license agreement with Sanyo Corporation (NASDAQ: SANYY) in Japan, a worldwide licensing agreement with International Game Technology (NYSE: IGT) and business opportunities in broad consumer markets.  Founded in 1999, the Company is headquartered in Redwood Shores, California, with a research and development center located in New Zealand and offices in Japan.

Forward-Looking Statements
This press release contains certain statements that are "forward-looking statements" and includes, among other things, discussions and disclosures of the Company's expectations for the use of its technology and market for its products, and the likelihood of any resulting products to become widely accepted by the marketplace.  Words such as, but not limited to, "may," "likely," "anticipate," "expect" and "believes" indicate forward-looking statements. Although PureDepth believes that the expectations reflected in these forward-looking statements are generally reasonable, it can give no assurance that such expectations will ultimately prove to be correct or materialize. All phases of PureDepth's business and operations are subject to a number of uncertainties, risks and other influences, most of which are outside its control, and any one or combination of which could materially and adversely affect the results of the Company's operations, and whether any forward-looking statements contained herein ultimately prove to be accurate.  Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on 10-KSB and other filings that have been made with the SEC.

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PureDepth™, MLD™ and Actual Depth™  are trademarks of PureDepth, Inc. All other trademarks and registered trademarks are the property of their respective owners, without intent to infringe.